Exhibit 5.1

May 24, 2004

NUR Macroprinters Ltd.
12 Abba Hillel Silver Street
P.O. Box 1281
Lod 71111
Israel

Re:        NUR Macroprinters Ltd. – Registration Statement on Form F-3

Dear Ladies and Gentlemen:

        I have acted as counsel to NUR Macroprinters Ltd., an Israeli corporation (the “Company”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission regarding the sale by certain selling securityholders (the “Selling Securityholders”) of up to (i) 4,919,473 issued and outstanding ordinary shares of the Company (the “Private Placement Shares”) issued by the Company to certain of the Selling Securityholders in connection with private placements, (ii) 1,259,042 ordinary shares of the Company (the “Private Placement Warrant Shares”) issuable upon exercise of warrants (the “Private Placement Warrants”) granted by the Company to certain of the Selling Securityholders in connection with private placements, (iii) 1,854,839 issued and outstanding ordinary shares of the Company (the “Convertible Loan Shares”) issued pursuant to the conversion of certain convertible loans (the “Convertible Loans”) issued by the Company to certain of the Selling Securityholders, (iv) 331,731 ordinary shares of the Company (the “Convertible Loan Warrant Shares”) issuable upon exercise of warrants (the “Convertible Loan Warrants”) granted by the Company to certain of the Selling Securityholders, (v) 129,310 ordinary shares of the Company (the “Placement Agent Warrant Shares”) issuable upon exercise of placement agent warrants (the “Placement Agent Warrants”) granted by the Company to certain of the Selling Securityholders, and (vi) 1,340,000 ordinary shares of the Company (the “Banking Institution Warrant Shares”) issuable upon exercise of banking institutions warrants (the “Banking Institution Warrants”) granted by the Company to certain of the Selling Securityholders.

        I have reviewed the Company’s charter documents, and have examined originals and/or copies of the corporate proceedings taken by the Company in connection with the issuance and sale of the Private Placement Shares, Private Placement Warrants, Convertible Loan Shares, Convertible Loan Warrants, Placement Agent Warrants and Banking Institution Warrants, and such other corporate documents, records and certificates, and have made such investigations of law, as I have deemed necessary in order to render the opinion hereinafter set forth. Based on such review, I am of the opinion that:

    (i)        the Private Placement Shares and the Convertible Loan Shares have been duly authorized and are validly issued, fully paid and non-assessable; and

    (ii)        the Private Placement Warrant Shares, the Convertible Loan Warrant Shares, the Placement Agent Warrant Shares and the Banking Institution Warrant Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the warrant agreements related thereto, will be validly issued, fully paid and non-assessable.

        I consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K. This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Private Placement Shares, the Convertible Loan Shares, Private Placement Warrant Shares, the Convertible Loan Warrant Shares, the Placement Agent Warrant Shares and the Banking Institution Warrant Shares. In giving the opinion expressed herein, no opinion is expressed as to the laws of any jurisdiction other than the State of Israel.

Very truly yours, BY: /S/ Doron Faibish —————————————— Doron Faibish, Adv.